Exhibit 99.1
Liberty Acquisition Holdings Corp.
Stockholders Approve Business Combination with Promotora de Informaciones, S.A.
NEW YORK, NEW YORK, November 24, 2010 — Liberty Acquisition Holdings Corp. (NYSE Amex: LIA, LIA.U, LIA.WS) announced today that Liberty’s stockholders approved all of the proposals related to the proposed business combination with Promotora de Informaciones, S.A. (“Prisa”) presented at the special meeting of its stockholders held today. In addition, the required percentage of Liberty’s warrantholders approved the amendment to certain terms of Liberty’s warrants at the special meeting of its warrantholders also held today.
No holders of shares of Liberty common stock issued in Liberty’s initial public offering validly elected to require Liberty to redeem their shares for a pro rata portion of Liberty’s trust account if the business combination with Prisa is completed. Holders of less than 50,000 shares of Liberty common stock elected to receive the $10.00 per share cash alternative in the business combination, holders of approximately 90 million shares of Liberty common stock elected to receive the per share mixed consideration consisting of Prisa securities and cash in the business combination, and the remaining holders of shares of Liberty common stock made no election and will receive the mixed consideration if the business combination is consummated. As a result, there are a total of not less than 129 million shares of Liberty common stock outstanding as to which the holder has not exercised redemption rights or elected to receive the $10.00 per share cash alternative in the business combination.
Subject to the satisfaction (or waiver) of other closing conditions contained in the related business combination agreement, including approval of related matters by Prisa’s shareholders at the Prisa shareholders’ meeting scheduled to be held on November 27, 2010, Liberty expects the share exchange to occur on or around November 29, 2010, and the delivery of the consideration payable pursuant to the terms of the business combination as soon as possible thereafter.
About Liberty Acquisition Holdings Corp.
Liberty Acquisition Holdings Corp. is a blank check company formed for the purpose of effecting a business combination with one or more operating businesses. The Company completed its initial public offering of 103,500,000 units at $10.00 per unit in December, 2007. Each unit was comprised of one share of common stock and one half (1/2) of one warrant to purchase a share of its common stock.
About Promotora de Informaciones, S.A.
Promotora de Informaciones, S.A., or Prisa, is the world’s leading Spanish and Portuguese-language media group in the fields of education, information and entertainment. Present in 22 countries, it reaches more than 50 million users through its global brands, like El País, 40 Principales, Santillana and Alfaguara. As a lead global player in general-interest news, both Pay TV and Free-to-View TV, spoken-word and music radio, education and publishing, it’s one of the world’s most profitable media groups with an extraordinarily wide range of assets.

Forward-Looking Statements:
This document may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Investors are cautioned that such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Prisa, Liberty and the combined group after completion of the proposed business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Amended and Restated Business Combination Agreement between Prisa and Liberty (the “Amended and Restated Business Combination Agreement”); (2) the outcome of any legal proceedings that may be instituted against Prisa and others following announcement of the Amended and Restated Business Combination Agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Amended and Restated Business Combination Agreement due to the failure to obtain Prisa shareholder approval; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Amended and Restated Business Combination Agreement; (5) the risks that Prisa’s planned asset dispositions and/or restructuring of its credit facilities will fail to be completed or fail to be completed on the terms currently anticipated or that Prisa will not receive the necessary consents under its Refinancing Master Agreement to the terms of the business combination; (6) the risk that other conditions to closing may not be satisfied; (7) the risk that securities markets will react negatively to the business combination or other actions by Prisa and the holders of Liberty common stock will not find this to be more attractive than the former terms of the business combination or have a different view of the value and long-term prospects of Prisa; (8) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (9) the ability to recognize the anticipated benefits of the combination of Prisa and Liberty and of Prisa to take advantage of strategic opportunities; (10) costs related to the proposed business combination; (11) the limited liquidity and trading of Liberty’s securities; (12) changes in applicable laws or regulations; (13) the possibility that Prisa may be adversely affected by other economic, business, and/or competitive factors; and (14) other risks and uncertainties indicated from time to time in Prisa’s or Liberty’s filings with the SEC.
Readers are referred to Liberty’s most recent reports filed with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, please contact:
In the U.S.:
David Press
Tel: (212) 850-5743
david.press@fd.com

In Europe:
Alejandra Moore Mayorga
Tel: +34 91 531 23 88
amoore@grupoalbion.net